Exhibit 4.9

AGREEMENT AND PLAN OF MERGER

by and among

YELLOW BOOK USA, INC.,

TAPESTRY ACQUISITION, LLC,

TRANSWESTERN HOLDINGS, L.P.,

for purposes of Sections 5.06, 7.01, 7.04, 10.06, 10.08, 10.09, 12.01, 12.03, 12.04 and 12.09

and Article IX only,

TWP REP CO., LLC, as Representative,

and, for purposes of Sections 5.08, 7.03, 7.08 and 7.09 only,

YELL GROUP PLC

May 16, 2005

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.01	The Merger	1
1.02	Effective Time	2
1.03	Certificate of Limited Partnership; Agreement of Limited Partnership	2
1.04	General Partner	2
1.05	Officers	2

ARTICLE II EFFECT ON THE CONSTITUENT ENTITIES		2
2.01	Effect on Membership Interests of Merger Sub	2
2.02	Effect on Partnership Interests of the Partnership	2
2.03	Merger Consideration; Allocation Schedule	3
2.04	Delivery of Merger Consideration Calculation	4
2.05	Related Transactions; Closing Transactions	4
2.06	Exchange Procedures	5

ARTICLE III CONDITIONS TO CLOSING		6
3.01	Conditions to Buyer’s Obligations	6
3.02	Conditions to the Partnership’s Obligations	8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP		9
4.01	Organization and Qualification; Subsidiaries	9
4.02	Subsidiaries	9
4.03	Governance Documents	9
4.04	Capitalization	10
4.05	Authority Relative to this Agreement	10
4.06	No Conflict; Required Filings and Consents	10
4.07	Compliance with Laws	11
4.08	Financial Statements	11
4.09	No Undisclosed Liabilities	12
4.10	Absence of Certain Changes or Events	12
4.11	Absence of Litigation	13
4.12	Employee Benefit Plans/Labor Matters	13
4.13	Intellectual Property	15
4.14	Taxes	15
4.15	Contracts and Commitments	16
4.16	Property	17
4.17	Environmental Matters	18
4.18	Affiliated Transactions	18
4.19	Permits	18
4.20	Insurance	19
4.21	Directories	19
4.22	Brokers	19
4.23	Current Net Indebtedness Amount	19

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		19
5.01	Organization and Power	19
5.02	Authorization; Valid and Binding Agreement	19
5.03	No Conflict	20
5.04	Governmental Consents, etc.	20
5.05	Litigation	20
5.06	Brokerage	20
5.07	Investment Representation	21
5.08	Financing	21
5.09	Solvency	21

ARTICLE VI PRE-CLOSING COVENANTS		22
6.01	Conduct of the Business	22
6.02	Access to Books and Records	24
6.03	Exclusive Dealing	24
6.04	Regulatory Act Compliance	24
6.05	Cooperation	25
6.06	Consents	25
6.07	Financial Information	26

ARTICLE VII COVENANTS OF BUYER AND MERGER SUB		26
7.01	Access to Books and Records	26
7.02	Director and Officer Liability and Indemnification	26
7.03	Buyer Financing	28
7.04	Buyer’s Solvency	28
7.05	Contact with Employees, Customers and Suppliers	29
7.06	Employee Benefits	29
7.07	Facility Closings; Employee Layoffs	29
7.08	Shareholder Circular	29
7.09	Shareholder Meeting	30

ARTICLE VIII TERMINATION		30
8.01	Termination	30
8.02	Effect of Termination	31

ARTICLE IX REPRESENTATIVE		31
9.01	Designation	31
9.02	Authority	31
9.03	Authority; Indemnification	32
9.04	Exculpation	32

ARTICLE X ADDITIONAL COVENANTS AND AGREEMENTS		33
10.01	Survival	33
10.02	Disclosure Generally	33
10.03	Reasonable Best Efforts	33
10.04	Notification	33

- ii -

10.05	Acknowledgments by Buyer and Merger Sub	34
10.06	Transfer Taxes	34
10.07	Provision Respecting Legal Representation	34
10.08	Further Assurances	35
10.09	Tax Matters	35

ARTICLE XI DEFINITIONS		36
11.01	Definitions	36
11.02	Cross–Reference to Definitions	42

ARTICLE XII MISCELLANEOUS		44
12.01	Press Releases and Communications	44
12.02	Expenses	45
12.03	Notices	45
12.04	Assignment	47
12.05	Severability	47
12.06	Third Party Beneficiaries	47
12.07	References	48
12.08	No Strict Construction	48
12.09	Amendment and Waiver	48
12.10	Complete Agreement	48
12.11	Counterparts	48
12.12	Governing Law	48
12.13	Waiver of Trial by Jury	49

- iii -

SCHEDULES

Section Reference
Affiliated Transactions Schedule	4.18

Allocation Schedule	2.03(a)

Authorization Schedule	4.06

Business Conduct Schedule	6.01

Contracts Schedule	4.15

Developments Schedule	4.08(b)

Directories Schedule	4.21

Employee Benefits Schedule	4.12, 7.06

Financial Statements Schedule	4.08

Insurance Schedule	4.20

Intellectual Property Schedule	4.13(a)

Leased Real Property Schedule	4.16(b)

Liabilities Schedule	4.09

Litigation Schedule	4.11

Permits Schedule	4.19

Permitted Liens Schedule	11.01

Retention Agreements Schedule	11.01

Subsidiary Schedule	4.01

Taxes Schedule	4.14

Terminated Contracts Schedule	3.01(f), 4.02

Transaction Expenses Schedule	11.01

Unitholders Schedule	4.04

- iv -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of May 16, 2005, by and among Yellow Book USA, Inc., a Delaware corporation (“Buyer”), Tapestry Acquisition, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Buyer (“Merger Sub”), TransWestern Holdings, L.P., a Delaware limited partnership (the “Partnership”), for purposes of Sections 5.06, 7.01, 7.04, 10.06, 10.08, 10.09, 12.01, 12.03, 12.04 and 12.09 and Article IX only, TWP Rep Co., LLC, as representative of the Sellers (in such capacity, the “Representative”), and, for purposes of Sections 5.08, 7.03, 7.08 and 7.09 only, Yell Group Plc, a public limited company organized under the laws of England and Wales (“Yell”) with company number 04180320. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI.

WHEREAS, the Partnership is a limited partnership duly formed and validly existing under the laws of the State of Delaware;

WHEREAS, Merger Sub is a limited liability company duly formed and validly existing under the laws of the State of Delaware;

WHEREAS, the Delaware Revised Uniform Limited Partnership Act (as amended, the “DRULPA”) and the Delaware Limited Liability Company Act (the “LLC Act”) each permits a limited liability company formed and existing under the LLC Act to merge with and into a limited partnership formed and existing under the DRULPA; and

WHEREAS, each of the Partnership’s General Partner, a majority in interest of the Partnership’s Limited Partners, Buyer’s Board of Directors, Yell’s Board of Directors and Merger Sub’s sole member has approved this Agreement, the merger of Merger Sub with and into the Partnership (the “Merger”) and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Partnership, the separate existence of Merger Sub shall cease, the Partnership shall continue in existence as a wholly owned Subsidiary of Buyer (as such, the “Surviving Partnership”) and the Merger shall in all respects have the effects provided for by the DRULPA and the LLC Act. Without limiting the generality of the foregoing, the Surviving Partnership shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions and duties of the Partnership and Merger Sub (including under this Agreement), all as provided under the DRULPA and the LLC Act.

1.02 Effective Time. Prior to the Closing the parties shall prepare, and on the Closing Date, upon satisfaction of the terms and conditions set forth herein, the Partnership shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DRULPA and the LLC Act and shall make all other filings or recordings required under the DRULPA and the LLC Act to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and the Partnership shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.03 Certificate of Limited Partnership; Agreement of Limited Partnership. From and after the Effective Time, and until thereafter amended as provided by law, the Certificate of Limited Partnership of the Partnership as in effect immediately prior to the Effective Time shall be the Certificate of Limited Partnership of the Surviving Partnership. From and after the Effective Time, and until thereafter amended as provided by law, the Agreement of Limited Partnership of the Partnership as in effect immediately prior to the Effective Time shall be the Agreement of Limited Partnership of the Surviving Partnership.

1.04 General Partner. From and after the Effective Time, the Partnership’s General Partner shall be the general partner of the Surviving Partnership.

1.05 Officers. The officers of the Partnership immediately prior to the Effective Time shall be the officers of the Surviving Partnership, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON THE CONSTITUENT ENTITIES

2.01 Effect on Membership Interests of Merger Sub. At the Effective Time, (a) each issued and outstanding membership interest of Merger Sub, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into and become a number of Class A Common Units and Class B Common Units of the Surviving Partnership equal to the number of Class A Common Units and Class B Common Units issued and outstanding at the Effective Time (other than those held by TCC, BC1 and BC2), and (b) Buyer shall be admitted as the sole limited partner of the Surviving Partnership.

2.02 Effect on Partnership Interests of the Partnership. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any limited partnership interests of the Partnership:

(a) Class A Common Units. Each Class A Common Unit outstanding as of the Effective Time shall be converted into the right to receive, subject to the terms of this

Agreement, an amount in cash equal to the portion of the Merger Consideration allocated in respect thereof in accordance with Section 2.03(a) below and payable as provided in Section 2.06 below.

(b) Class B Common Units. Each Class B Common Unit outstanding as of the Effective Time shall be converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the portion of the Merger Consideration allocated in respect thereof in accordance with Section 2.03(a) below and payable as provided in Section 2.06 below.

(c) Notwithstanding the foregoing, any Class A Common Units or Class B Common Units owned by the Partnership, Merger Sub or Buyer immediately prior to the Effective Time (other than the Class A Common Units that shall be indirectly acquired by Buyer as a result of the consummation of the TCC Merger Transaction and the BC Stock Purchase Transactions (which Class A Common Units are addressed in Section 2.02(d) below)), shall not convert as described in Sections 2.02(a) and 2.02(b) above but shall instead, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist with no payment being made hereunder with respect thereto. For the avoidance of doubt, in no event shall the Trust Units be deemed owned by the Partnership for purposes of this Section 2.02(c).

(d) Notwithstanding Section 2.02(a) above, the Class A Common Units that shall be indirectly acquired by Buyer as a result of the consummation of the TCC Merger Transaction (such units constituting the Partnership’s general partner interest) and the BC Stock Purchase Transactions shall remain outstanding following the Effective Time with no payment being made hereunder with respect thereto.

2.03 Merger Consideration; Allocation Schedule

(a) At least three business days prior to the Closing Date, the Partnership shall prepare and deliver to Buyer a schedule setting forth the portion of the Merger Consideration payable to each holder of Class A Common Units (other than the Class A Common Units referenced in Section 2.02(d) above) and Class B Common Units upon the consummation of the Merger in respect of each Class A Common Unit and/or Class B Common Unit held by such holder (the “Allocation Schedule”). In formulating the Allocation Schedule, the Partnership shall (i) determine the portion of the Merger Consideration due and payable in respect of each Class A Common Unit and Class B Common Unit held by any holder as if the Merger Consideration were distributed to all of the holders (other than the Partnership, Merger Sub or Buyer) of Class A Common Units and Class B Common Units pursuant to the terms of the Partnership Agreement and (ii) reduce the TCC Merger Consideration by the TCC Liability Amount, if any.

(b) For purposes of this Agreement, “Merger Consideration” shall mean an amount equal to $1,575,000,000, minus (i) the Indebtedness Amount, minus (ii) the BC Stock Purchase Consideration, minus (iii) the TCC Merger Consideration, minus (iv) the Transaction Expenses, minus (v) the Settlement Contingency Amount, if any, minus (vi) the Unclaimed Property Amount, minus (vii) the TCC Liability Amount.

2.04 Delivery of Merger Consideration Calculation. At least three business days prior to the Closing Date, the Partnership shall deliver to Buyer a certificate executed on behalf of the Partnership by a duly authorized officer setting forth in reasonable detail (including reasonable supporting documentation) its good faith calculation of the Merger Consideration as of the Closing Date (which certificate shall be updated as of the day prior to the Closing Date) (the “Merger Consideration Certificate”), including its calculation of the Indebtedness Amount, the BC Stock Purchase Consideration, the TCC Merger Consideration, the TCC Liability Amount and the Transaction Expenses. During such period, Buyer shall be afforded a reasonable opportunity to review and discuss such calculation with the members of the Partnership’s management and the Partnership shall provide Buyer any information it shall reasonably request in connection with its review of such calculation.

2.05 Related Transactions; Closing Transactions.

(a) Immediately prior to the Closing, the following transactions (the “Related Transactions”) shall occur in the sequence indicated:

(i) The Partnership and the other parties to the Recapitalization Agreement shall consummate the Recapitalization Transactions, unless Buyer has requested or consented otherwise;

(ii) Buyer and the other parties to the BC Stock Purchase Agreement shall consummate the BC Stock Purchase Transactions; and

(iii) Buyer and the other parties to the TCC Merger Agreement shall consummate the TCC Merger Transaction. For the avoidance of doubt, it is agreed and understood that the aggregate purchase price paid by Buyer to the stockholders of TCC under the TCC Merger Agreement shall, as further described in the TCC Merger Agreement, be equal to the portion of the Merger Consideration that TCC would have been otherwise entitled to hereunder in respect of its Class A Common Units in the absence of the TCC Merger Transaction (i.e., disregarding in the calculation hereunder of the Merger Consideration the deduction for the TCC Merger Consideration but taking into account the TCC Liability Amount).

(b) Immediately following the consummation of the transactions referenced in Section 2.05(a) above, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 200 East Randolph Drive, Chicago, Illinois at 9:00 a.m. on July 15, 2005, or, if any of the conditions to the Closing set forth in Article III (other than those to be satisfied at the Closing) have not been satisfied or waived by the party entitled to the benefit thereof, then on or prior to the third business day following satisfaction or waiver of all of the conditions to the Closing set forth in Article III (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to Buyer and the Partnership. The date and time of the Closing are referred to herein as the “Closing Date.”

(c) Immediately prior to the Closing, Buyer shall cause TCC to contribute an amount of cash equal to the TCC negative capital account immediately prior to the Effective

Time to the Partnership; and, simultaneously with the Closing, shall use such cash (together with other funds available to Buyer) to repay, or cause to be repaid, on behalf of the Partnership and its Subsidiaries, the Indebtedness by wire transfer of immediately available funds to an account or accounts designated by the holders of such Indebtedness no later than two business days prior to the Closing Date.

(d) Simultaneously with the Closing, Buyer shall pay, or cause to be paid, on behalf of the Partnership and the Sellers (as applicable), the Transaction Expenses by wire transfer of immediately available funds to an account or accounts designated by the Partnership no later than two business days prior to the Closing Date.

(e) Simultaneously with the Closing, Buyer shall pay, or cause to be paid, on behalf of the Partnership, the Transaction Bonuses by wire transfer of immediately available funds to an account or accounts designated by the Partnership no later than two business days prior to the Closing Date.

2.06 Exchange Procedures.

(a) Paying Agent. Wells Fargo Bank, National Association (or such other third-party paying agent designated by the Partnership and reasonably acceptable to Buyer) shall act as paying agent (the “Paying Agent”) in effecting the payment of the Merger Consideration to the holders of Class A Common Units and Class B Common Units entitled thereto in accordance with this Article II.

(b) Payment of Merger Consideration; Delivery of Letters of Transmittal at the Closing. At the Closing, Buyer shall pay to the Paying Agent, by wire transfer of immediately available funds to an account designated by the Paying Agent no later than two business days prior to the Closing Date, an amount equal to the Merger Consideration (it being understood that Buyer shall have separately paid the BC Stock Purchase Consideration and the TCC Merger Consideration pursuant to the BC Stock Purchase Agreement and the TCC Merger Agreement, respectively). At the Effective Time and except as otherwise provided in Section 2.06(c) below, the Paying Agent shall deliver to each holder of record as of the Effective Time of Class A Common Units and/or Class B Common Units who has delivered prior to the Effective Time in respect of such units, a duly executed letter of transmittal substantially in the form attached hereto as Exhibit A (the “Letter of Transmittal”), the consideration payable to such holder as set forth in the Allocation Schedule by wire transfer of immediately available funds to an account designated in writing by such holder to the Paying Agent prior to the Closing.

(c) Delivery of Letters of Transmittal After the Closing. With respect to any holder of Class A Common Units or Class B Common Units failing to deliver a Letter of Transmittal to the Paying Agent at or prior to the Closing, the Paying Agent shall promptly thereafter mail to any such holder instructions for delivering such Letter of Transmittal in exchange for the payment to such holder of the consideration to which he, she or it is entitled under Section 2.02 above. Upon delivery to the Paying Agent of such appropriate Letter of Transmittal, the Paying Agent shall deliver to the holder of the Class A Common Units or Class B Common Units, as the case may be, the amounts set forth in the Allocation Schedule.

(d) No Interest Accrual; Conditions to Payment. No interest will be paid or accrued on the amounts payable upon the delivery of the Letters of Transmittal. If payment is to be made to a Person other than the Person in whose name a Class A Common Unit or Class B Common Unit is registered, it shall be a condition of payment that the Person requesting such payment shall pay any transfer or similar Taxes required by reason of the payment to a Person other than the holder of record or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Until the respective Letter of Transmittal is delivered with respect to any Class A Common Unit or Class B Common Unit, such Class A Common Unit or Class B Common Unit shall represent for all purposes only the right to receive payment of the amounts set forth in the Allocation Schedule in respect of such Class A Common Unit or Class B Common Unit, as the case may be.

(e) Unclaimed Funds. Any portion of the funds deposited with the Paying Agent which remains undistributed to the holders of Class A Common Units or Class B Common Units for one year after the Effective Time shall be delivered to the Surviving Partnership for all purposes, and any holder of Class A Common Units or Class B Common Units who has not theretofore complied with this Section 2.06 shall thereafter look only as a general claimant to the Surviving Partnership for payment of the sums to which such holder is entitled pursuant to this Agreement.

(f) No Liability. Neither Buyer nor the Surviving Partnership shall be liable to any holder of Class A Common Units or Class B Common Units for any cash delivered by the Paying Agent or the Surviving Partnership in good faith to a public official pursuant to an applicable abandoned property, escheat or similar law.

(g) No Further Ownership Rights in Class A Common Units or Class B Common Units; Transfer Books. After the Effective Time, there shall be no further registration of transfers on the Surviving Partnership’s equity transfer books of any Class A Common Units or Class B Common Units that were outstanding immediately prior to the Effective Time (other than the Class A Common Units held by TCC, BC1 and BC2). At the Effective Time, the equity transfer books of the Partnership shall be closed.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties of the Partnership contained herein shall be true and correct (without giving effect to any materiality, “Material Adverse Effect” or similar qualification) at and as of the date of this Agreement and at and as of the Closing Date as though then made (other than those representations and warranties made as of a particular date, which shall be true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect;

(b) The Partnership shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The applicable waiting period under the HSR Act shall have expired or have been terminated;

(d) No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any material part of the transactions contemplated hereby, declare void or unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) The Partnership shall have delivered to Buyer each of the following:

(i) a certificate of the Partnership in the form set forth in Exhibit B, dated the Closing Date, stating that the conditions specified in subsections 3.01(a) and (b) above have been satisfied;

(ii) the payoff letters relating to the repayment of the Indebtedness pursuant to Section 2.05(c) above, together with UCC-3 termination statements or similar documents evidencing the termination of all liens, security interests and other encumbrances held by the lenders under the Indebtedness along with share certificates and stock powers (if any) in respect of any equity interests in TCC, the Partnership, TWP LLC, BC1 or BC2 or their Subsidiaries which are subject to security in favor of the lenders under the Indebtedness;

(iii) a copy of the Certificate of Limited Partnership of the Partnership certified by the Secretary of State of the State of Delaware and a certificate of good standing from Delaware, in each case dated within five business days of the Closing Date;

(iv) certified copies of the resolutions duly adopted by the Partnership’s General Partner and the requisite number of the Partnership’s Limited Partners authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby; and

(v) an affidavit of the Partnership certifying that 50 percent or more of the value of the gross assets of the Partnership does not consist of U.S. real property interests, and otherwise complying with Treasury Regulation Section 1.1445-11T(d)(2);

(f) The Related Transactions shall have occurred; provided, however, that if one or more of the Recapitalization Transactions does not occur at the request, or with the consent, of Buyer, such failure shall not constitute a failure of this condition;

(g) The Partnership shall have terminated those contracts and agreements listed on the Terminated Contracts Schedule;

(h) Yell shall have received Shareholder Approval;

(i) Financing shall be available to Yell under the Definitive Financing Documents (or replacement facility contemplated by Section 7.03) sufficient (together with other available cash) to allow Buyer to pay the Merger Consideration and Buyer’s related costs (it being understood that Buyer may not assert this condition in the event Yell, Buyer or Merger Sub has breached its obligation under Section 7.03); and

(j) There shall have been no events, changes or effects, individually or in the aggregate, with respect to the Partnership and its Subsidiaries taken as a whole having, or that would reasonably be expected to have, a Material Adverse Effect.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Buyer.

3.02 Conditions to the Partnership’s Obligations. The obligation of the Partnership to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties of Buyer and Merger Sub contained herein shall be true and correct (without giving effect to any materiality or similar qualification) at and as of the date of this Agreement and at and as of the Closing Date as though then made (other than those representations and warranties made as of a particular date, which shall be true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, be materially adverse to the ability of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement;

(b) Each of Buyer and Merger Sub shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The Related Transactions shall have occurred;

(d) The applicable waiting period under the HSR Act shall have expired or have been terminated;

(e) No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any material part of the transactions contemplated hereby, declare void or unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f) Buyer and Merger Sub, as the case may be, shall have delivered to the Partnership each of the following:

(i) a certificate in the form set forth as Exhibit C, dated the Closing Date, stating that the conditions specified in subsections 3.02(a) and (b) above have been satisfied;

(ii) certified copies of the resolutions duly adopted by its board of directors (or equivalent governing body), authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby;

(iii) evidence of the continuation of the insurance described in Section 7.02(b) below; and

(iv) the solvency opinion referred to in Section 7.04 below, in form and substance reasonably acceptable to the Partnership.

(g) Buyer shall have delivered the consideration contemplated by Section 2.06(b).

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Partnership.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Subject to the disclosure schedules referenced herein, the Partnership represents and warrants to Buyer and Merger Sub that:

4.01 Organization and Qualification; Subsidiaries. The Partnership and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Partnership and each of its Subsidiaries is duly qualified to do business and is in good standing as a legal entity in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except as set forth on the attached Subsidiary Schedule or except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

4.02 Subsidiaries. The attached Subsidiary Schedule sets forth a true and complete list of each of the Partnership’s Subsidiaries. Except as set forth on the attached Subsidiary Schedule, each outstanding share of capital stock of or other equity interest in each of the Partnership’s Subsidiaries is owned by the Partnership or a Subsidiary and, assuming termination of those agreements listed on the attached Terminated Contracts Schedule, is free and clear of any pledge or other encumbrance of any kind whatsoever. Except for the capital stock of, or other equity interest in, the Partnership’s Subsidiaries and any other entities listed on the attached Subsidiary Schedule, as of the date hereof, neither the Partnership nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity interest in any Person.

4.03 Governance Documents. The Partnership has made available to Buyer a complete and correct copy of the certificate of limited partnership, partnership agreement, certificate of incorporation and bylaws (or equivalent organizational documents), each as amended to date, of the Partnership and each of its Subsidiaries. Such organizational documents are in full force and effect. Neither the Partnership nor any of its Subsidiaries is in violation in any material respect of any provision of its respective certificate of limited partnership, partnership agreement, certificate of incorporation and bylaws (or equivalent organizational documents).

4.04 Capitalization. The outstanding partnership interests of the Partnership consist of (a) 1,525,595.73 Class A Common Units and (b) 10,000.00 Class B Common Units. All issued and outstanding units of the Partnership are duly authorized and validly issued. Except as set forth on the attached Unitholders Schedule or in this Section 4.04 or as contemplated by this Agreement, (i) there are no options, warrants, calls, commitments or other contractual rights (preemptive or otherwise) relating to the issued or unissued equity interests of the Partnership or any of its Subsidiaries that could obligate the Partnership or any of its Subsidiaries to issue or sell any equity interests of, or other securities convertible into or exchangeable for equity interests in, the Partnership or any of its Subsidiaries and (ii) other than the BC1 Option and BC2 Option, the Partnership does not have Knowledge of any options, warrants, calls, commitments or other contractual rights (preemptive or otherwise) between the Sellers and other third parties relating to the Partnership Interests. Except as set forth on the attached Unitholders Schedule, there are no outstanding contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interests of the Partnership or any of its Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Partnership’s Subsidiaries or any other Person. The attached Unitholders Schedule sets forth a true, correct and complete list of the holders of the Class A Common Units and Class B Common Units. Other than the units described on the Unitholders Schedule, the Equity Trust has no other assets.

4.05 Authority Relative to this Agreement. The Partnership has all necessary limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary limited partnership action and no other limited partnership proceedings on the part of the Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Partnership and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.06 No Conflict; Required Filings and Consents.

(a) Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by the Partnership does not (i) conflict with or violate the certificate of limited partnership, partnership agreement, certificate of incorporation or bylaws (or equivalent organizational documents) of the Partnership or any of its Subsidiaries, (ii) conflict with or violate, any law, rule, regulation, order, judgment or decree applicable to the Partnership or any of its Subsidiaries or by which any property or asset of the Partnership or any of its Subsidiaries is bound or affected or (iii) result in any breach of or constitute a default under

(or an event which with notice or lapse of time or both would become a default), give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of a lien or other encumbrance on any property or asset of the Partnership or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture or contract to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or any property or asset of the Partnership or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent the Partnership from performing its obligations under this Agreement in any material respect and would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by the Partnership do not require any consent, clearance, approval, authorization or permit of any Governmental Entity except (i) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) or (ii) where failure to obtain such clearances, consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the Partnership from performing its obligations under this Agreement in any material respect, and would not reasonably be expected to have a Material Adverse Effect.

4.07 Compliance with Laws. Each of the Partnership and its Subsidiaries is in compliance with all applicable laws and regulations of any Governmental Entity, other than failures to comply that would not reasonably be expected to have a Material Adverse Effect. Neither the Partnership nor any of its Subsidiaries has received any written or other notice of or been charged with the violation of any applicable law or regulation, except for such violations which would not reasonably be expected to have a Material Adverse Effect.

4.08 Financial Statements.

(a) The following financial statements are attached to the Financial Statements Schedule: (i) unaudited consolidated balance sheet with respect to the Partnership and its Subsidiaries as of March 31, 2005 (the “Latest Balance Sheet”), and the related statements of income and cash flows for the three-month period then ended and (ii) audited consolidated statements of income and statements of cash flows with respect to the Partnership and its Subsidiaries for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002 and audited consolidated balance sheet with respect to the Partnership and its Subsidiaries as of the fiscal years ended December 31, 2004 and December 31, 2003 (collectively, the “Restated Financial Statements”). Except as set forth on the attached Financial Statements Schedule, such financial statements present fairly in all material respects the financial condition and results of operations of the Partnership and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP consistently applied (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, which, individually or in the aggregate, would not be material, absence of footnotes and other presentation items). The Partnership’s sales flash report as of April 14, 2005 was accurate in all material respects as of the date of the report.

(b) Except as set forth on the attached Financial Statements Schedule, the books and records of the Partnership and its Subsidiaries on a consolidated basis have been maintained in all material respects in accordance with applicable accounting requirements, reflect only bona fide transactions, are complete and correct in all material respects and accurately reflect the basis for the financial position, results of operations and cash flows of the Partnership and its Subsidiaries on a consolidated basis as set forth in the financial statements. The Partnership and each of its Subsidiaries maintains systems of internal accounting controls sufficient to provide commercially reasonable assurances that all assets and transactions are accounted for in accordance with GAAP. The Partnership has made available to Buyer copies of each management letter or other material letter delivered to the Partnership or any of its Subsidiaries by its auditors in connection with such financial statements or relating to any review by its auditors of the internal controls of the Partnership or any of its Subsidiaries prior to the date hereof. No Undisclosed Liabilities. Except (i) as disclosed in the Liabilities Schedule, (ii) for liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet and (iii) for liabilities incurred in connection with the transactions contemplated by this Agreement, the Partnership does not have Knowledge that the Partnership or any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described in the Latest Balance Sheet or notes thereto in accordance with GAAP.

4.10 Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet to the date of this Agreement, except as contemplated by the Related Transactions or otherwise under this Agreement or as set forth on the attached Developments Schedule, the Partnership and its Subsidiaries have conducted their businesses in the ordinary course. Since the date of the Latest Balance Sheet to the date of this Agreement, except as contemplated by this Agreement or as set forth on the attached Developments Schedule, there has not been (a) any change, effect, event or occurrence or state of facts that, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or distribution in respect of any partnership interests of the Partnership (other than intercompany transactions) or any redemption, purchase or other acquisition of any partnership interests of the Partnership or any equity interests of its Subsidiaries, (c) any mortgage, pledge, creation of a lien on or sale of the Partnership’s or its Subsidiaries’ material tangible assets, (d) any licensing of any of the Partnership’s or its Subsidiaries’ material intellectual property, (e) any material damage, destruction or casualty loss to the Partnership’s or its Subsidiaries’ tangible assets, (f) other than as required by law, and pursuant to the Plans referred to in Section 4.12 hereof, any material increase in or establishment of any Plan (including the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, or their equivalent), or any material increase in the compensation payable or to become payable to any officers or key employees of the Partnership or any of its Subsidiaries, (g) any making or revoking of any material election related to Taxes or any change in accounting or Tax reporting principles, methods or policies of the Partnership and its Subsidiaries, except for any change required by a concurrent change in GAAP, (h) any issuance, creation, incurrence, assumption or guarantee of any Indebtedness by the Partnership or any of its Subsidiaries, (i) any failure to pay and discharge any current liabilities except for liabilities not material in amount that are disputed in good faith by appropriate proceedings by the Partnership and its Subsidiaries or (j) any agreement, commitment, arrangement or entering into of any understanding to do anything set forth in this Section 4.10 by the Partnership or any of its Subsidiaries.

4.11 Absence of Litigation. Except as set forth on the attached Litigation Schedule, as of the date of this Agreement, there are no suits, proceedings or investigations pending and the Partnership does not have Knowledge of any suits, proceedings or investigations threatened against the Partnership or any of its Subsidiaries, or any property or asset of the Partnership or any of its Subsidiaries, or against any of the officers of the Partnership or its Subsidiaries relating to the Partnership or its Subsidiaries, before any court, arbitrator or Governmental Entity which would reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Partnership’s performance under this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on the attached Litigation Schedule, neither the Partnership nor any of its Subsidiaries nor any property or asset of the Partnership or any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award (other than any order, writ, judgment, injunction, decree, determination or award not particular in its application to the Partnership or any Subsidiary) having, or reasonably expected to have, a Material Adverse Effect or which could adversely affect in any material respect the Partnership’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.12 Employee Benefit Plans/Labor Matters.

(a) Except as listed on the attached Employee Benefits Schedule, neither the Partnership nor any of its Subsidiaries sponsors, maintains, contributes to or has any liability with respect to any “pension plan” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “welfare plan” (as defined under Section 3(1) of ERISA) or any material employment, consulting or similar contract, arrangement or policy or any material plan, agreement, policy or arrangement for insurance coverage (including, but not limited to, any self-insured arrangements), severance, retention, change in control, salary continuation, educational assistance, supplemental unemployment benefits, vacation benefits and other paid leave, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit that is not an “employee benefit plan” (as defined under Section 3(3) of ERISA) (the “Plans”).

(b) Neither the Partnership nor any Subsidiary has any liability with respect to a “pension plan” subject to Title IV of ERISA, actual or potential withdrawal liability with respect to a multiemployer plan, as defined in Section 3(37) of ERISA, or a “pension plan” subject to Sections 4063 or 4064 of ERISA.

(c) True and complete copies of the following documents with respect to each Plan (as applicable) have been made available to the Buyer: (i) any plan documents, all amendments thereto and any related trust documents, insurance contracts or other funding arrangements and amendments thereto, (ii) the most recent Form 5500 and all schedules thereto and the most recent actuarial report, if any, (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) summary plan descriptions, and (v) written summaries of the terms of and benefits under non-written Plans.

(d) Except as set forth on the attached Employee Benefits Schedule or as would not reasonably be expected to result in a material liability to the Partnership:

(i) each Plan has been maintained in accordance with its terms and all applicable provisions of ERISA, the Code and other applicable laws, and nothing has occurred with respect to the operation of the Plans that could cause the imposition of any material liability, penalty or tax under ERISA or the Code;

(ii) there are no actions, claims (other than routine benefit claims) or lawsuits pending against any of the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan, nor does the Partnership have Knowledge of any threatened action, claim or lawsuit;

(iii) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable prototype opinion letter from the Internal Revenue Service that it is so qualified and the Partnership does not have Knowledge of any occurrences that would reasonably be expected to adversely affect the qualified status of the Plan; and

(iv) None of the Plans promises nor provides post-employment welfare benefits except as required under Section 4980B of the Code or similar state laws.

(e) All contributions required to have been made under any Plan have been timely made and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP.

(f) Except for the Retention Agreements and Other Benefits set forth on the Employee Benefits Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment becoming due and payable to any current or former employee or director of the Partnership or any Subsidiary, (ii) increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any right to such benefit under any Plan.

(g) Neither the Partnership nor any Subsidiary is a party to any collective bargaining or labor agreement covering any of its employees. There (i) is no unfair labor practice charge or complaint against the Partnership or any Subsidiary pending or, to the Knowledge of the Partnership, threatened before the National Labor Relations Board, (ii) is no labor strike pending or, to the Knowledge of the Partnership, threatened against the Partnership or any Subsidiary, or (iii) has not been any organized stoppage, lockout or slowdown by any group of employees of the Partnership or any Subsidiary in effect or, to the Knowledge of the Partnership, threatened. There are no complaints, charges or claims against the Partnership or any Subsidiary pending or, to the Knowledge of the Partnership, threatened which would reasonably be expected to be brought or filed, with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Partnership or any Subsidiary, of any individual. There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment, Retraining and Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”) and any similar state or local “mass layoff” or “plant closing” law with respect to the Partnership or any Subsidiary within the six (6) months prior to Closing.

4.13 Intellectual Property.

(a) The attached Intellectual Property Schedule lists the (i) patents, trademarks, trade names, service marks and domain names for which the Partnership or any Subsidiary thereof owns registrations or applications to register and (ii) copyrights for which the Partnership or any Subsidiary thereof owns registrations or applications to register so long as such copyright registrations were obtained, or copyright applications filed, on or after January 1, 2004. Except as set forth on the Intellectual Property Schedule, there are no claims pending and the Partnership does not have Knowledge of any assertion of a claim challenging the validity of any entry on the Intellectual Property Schedule which would reasonably be expected to have a Material Adverse Effect. Except as set forth on the Intellectual Property Schedule, from the date of the Latest Balance Sheet, the Partnership has not received written notice of any infringement with respect to any patent, trademark, copyright, trade secret or other intellectual property rights of any third party. To the Knowledge of the Partnership, no third party is infringing any material proprietary rights owned by the Partnership or any of its Subsidiaries, except as set forth on the attached Intellectual Property Schedule.

(b) The Partnership and its Subsidiaries own or possess sufficient valid and continuing legal rights to all patents, trademarks, trade names, trade secrets, proprietary information, designs, software, service marks, domain names and other intellectual property used by or in their business as currently conducted, and such intellectual property includes all intellectual property rights reasonably necessary to enable Partnership and its Subsidiaries to conduct their business unless the absence of such right would not reasonably be expected to have a Material Adverse Effect.

4.14 Taxes. Except as set forth on the attached Taxes Schedule:

(a) The Acquired Companies have timely filed (after giving effect to any valid extensions of time in which to make such filings) all federal, state, local and foreign income and other material Tax Returns required to be filed by them through the date hereof.

(b) The Acquired Companies have timely paid and discharged all Taxes shown as being due on such Tax Returns, and all other Taxes (whether or not required to be shown on any Tax Return) other than such Taxes that are being contested in good faith by appropriate proceedings and are fully reserved for in their most recent quarterly financial statements. No taxing authority or agency, domestic or foreign, is now asserting and the Partnership does not have Knowledge that any such authority or agency is threatening to assert, in writing against any of the Acquired Companies any deficiency or claim for additional Taxes, and any deficiencies asserted as a result of any examinations by any taxing authority of the Tax Returns of any of the Acquired Companies have been fully paid or have been reserved for on the books and records of the Acquired Companies.

(c) There are no audits of the Acquired Companies in progress by any taxing authority.

(d) The Acquired Companies have withheld, collected and paid over to the appropriate Governmental Entities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

(e) None of the Acquired Companies has executed or filed with any taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending through the date hereof the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation).

(f) None of the Acquired Companies (i) has been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which was TWP Companies, Inc.) or (ii) has any liability for the Taxes of any Person under Treasury Regulations §1.1502-6 (or similar provision under state, local or foreign law), as transferee or successor, by contract or otherwise.

(g) The Partnership owns no “U.S. real property interests” as defined in Section 897 of the Code.

4.15 Contracts and Commitments.

(a) Except as set forth on the attached Contracts Schedule, neither the Partnership nor any of its Subsidiaries is a party to any written or oral:

(i) contract involving payments of more than $1,000,000 per year or relating to the borrowing of money, or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Partnership or any of its Subsidiaries, other than Permitted Liens;

(ii) license or royalty agreement involving expected payments of more than $100,000 in the aggregate;

(iii) contract that grants exclusive rights or that would impose any significant restrictions upon the ability of the Partnership and its Subsidiaries to freely engage in their businesses anywhere in the world;

(iv) guaranty of any obligation of any Person (other than the Partnership or its Subsidiaries);

(v) contract relating to the supply, manufacturing, distribution, marketing, advertising or promotion of products or services (whether by the Partnership or its Subsidiaries or for the Partnership or its Subsidiaries) involving in any such case payments of more than $500,000 per year (other than sales or purchases made pursuant to purchase orders in the ordinary course of business);

(vi) contract relating to the pending acquisition or sale of a business, the capital stock of another Person or assets having a fair market value in excess of $1,000,000;

(vii) employment agreement or consulting agreement providing for payments thereunder in excess of $100,000 per year;

(viii) contract under which a Person (other than the Partnership or any of its Subsidiaries) is advanced or loaned an amount exceeding $10,000;

(ix) agreement for the sale, lease, license, rental or disclosure of any list, record or database of the Partnership or any of its Subsidiaries;

(x) contract for joint ventures, strategic alliances or partnerships (other than the organizational documents of the Partnership and its Subsidiaries); or

(xi) contract for capital expenditures in excess of $250,000.

(b) Each contract required to be disclosed on the attached Contracts Schedule is in full force and effect and is the legal, valid and binding obligation of the Partnership or its Subsidiaries, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principals of equity affecting the availability of specific performance and other equitable remedies. Neither the Partnership, any of its Subsidiaries nor, to the Partnership’s Knowledge, any other party thereto, is in material violation of or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any contract required to be disclosed on the attached Contracts Schedule, except as set forth on the attached Contracts Schedule.

(c) Except as set forth on the Contracts Schedule, the Partnership has made available to Buyer true and correct copies of all written contracts and summaries of all oral contracts listed on the attached Contracts Schedule.

4.16 Property.

(a) Neither the Partnership nor any of its Subsidiaries owns any real property.

(b) The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Partnership and its Subsidiaries. Except as set forth on the attached Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws or general principles of equity. The Partnership has made available to Buyer complete and accurate copies of each of the written leases described on the Leased Real Property Schedule, other than with respect to the agreements relating to the facilities set forth under the heading “Storage Facility/Housing Leases,” and none of the leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer. Neither the Partnership, any of its Subsidiaries nor,

to the Partnership’s Knowledge, any other party thereto, is in default in any material respect under any Leased Real Property lease.

(c) With respect to the tangible properties and assets of the Partnership and its Subsidiaries (excluding real property), the Partnership and its Subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all such properties and assets necessary to the conduct of the businesses of the Partnership and its Subsidiaries.

4.17 Environmental Matters.

(a) Each of the Partnership and its Subsidiaries is in compliance with all Environmental Requirements, other than failures to comply that would not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Partnership and its Subsidiaries (i) have obtained all permits, licenses and other authorizations required under Environmental Requirements and (ii) are in compliance with such permits, licenses and authorizations, other than any failure to obtain or comply that would not reasonably be expected to have a Material Adverse Effect.

(c) Neither the Partnership nor any Subsidiary has, within the past three years, received any written notice of violation of Environmental Requirements or any liability arising under Environmental Requirements, including any investigatory, remedial or corrective obligation, relating to the Partnership, its Subsidiaries or their facilities, the subject of which is unresolved and which would reasonably be expected to have a Material Adverse Effect.

(d) The Partnership has provided to Buyer all environmentally related audits, studies, reports, analyses and results of investigations that were prepared after December 31, 2001 with respect to any currently or previously owned, leased or operated properties of the Partnership or any of its Subsidiaries.

This Section 4.17 constitutes the sole and exclusive representations and warranties of the Partnership with respect to any environmental matters, including any arising under Environmental Requirements.

4.18 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, manager, unitholder or Affiliate of the Partnership is a party to any material agreement, contract, commitment or transaction with the Partnership or any Subsidiary or, to the Knowledge of the Partnership, has any material interest in any material property used by the Partnership or any Subsidiary thereof.

4.19 Permits. Except as set forth on the attached Permits Schedule, the Partnership and its Subsidiaries hold all permits, licenses, certificates, accreditations or other authorizations or consents of a Governmental Entity (“Permits”) required for the conduct of the businesses of the Partnership and its Subsidiaries (including the operation of the Partnership’s and its Subsidiaries’ real property and tangible assets), except where the failure to hold such Permits would not reasonably be expected to have a Material Adverse Effect. Except as set forth on the attached Permits Schedule, all Permits are valid and in full force and effect and there is no pending or, to the Partnership’s Knowledge, threatened, revocation or involuntary non-renewal of any such Permit which would reasonably be expected to have a Material Adverse Effect.

4.20 Insurance. The attached Insurance Schedule contains a list of each material insurance policy maintained with respect to the businesses of the Partnership and its Subsidiaries. Copies of all such policies (or summaries with binders) have been made available to Buyer. Except as set forth on the attached Insurance Schedule, all premiums due and payable under all such policies have been paid and the Partnership and its Subsidiaries are in compliance with respect to their obligations under any material insurance policy maintained with respect to the businesses of the Partnership and its Subsidiaries. The Partnership has no Knowledge of any material claim as to which coverage has been denied or disputed by the underwriters of such policies, nor of any threatened termination of, or material premium increase with respect to, any such policies.

4.21 Directories. The Directories Schedule contains a true, correct and complete list of (i) the Partnership’s prototype Directories as of the date of this Agreement; and (ii) the two most recent dates on which each Directory was published and the aggregate number of copies of each Directory printed and distributed on the most recent date listed on such schedule.

4.22 Brokers. Except as described on the Transaction Expenses Schedule, no Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Partnership.

4.23 Current Net Indebtedness Amount. The Current Net Indebtedness Amount accurately reflects Indebtedness less Cash on Hand, in each case as of the close of business on the date hereof (excluding for this purpose any prepayment premiums or penalties (including breakage costs or fees)).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub jointly and severally represent and warrant to the Partnership that:

5.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization; Valid and Binding Agreement. The execution, delivery and, subject to the receipt of Shareholder Approval, performance of this Agreement by each of Buyer and Merger Sub and, subject to the receipt of Shareholder Approval, the consummation of the transactions contemplated hereby have been duly and validly authorized by all corporate and limited liability company action, as applicable, and no other corporate or limited liability company action proceedings, as applicable, on the part of Buyer or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each such party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Conflict. The execution, delivery and performance of this Agreement or, to the Knowledge of Buyer, the Definitive Financing Documents by the Buyer and Merger Sub does not and will not (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of the Buyer and Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Buyer and Merger Sub or (iii) result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would become a default), give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of a lien or other encumbrance on any property or asset of the Buyer and Merger Sub pursuant to, any material note, bond, mortgage, indenture or contract to which the Buyer and Merger Sub is a party or by which the Buyer and Merger Sub or any property or asset of the Buyer and Merger Sub is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not materially adversely affect Buyer’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby or the Commitment Letter or Definitive Financing Documents.

5.04 Governmental Consents, etc. Except for the applicable requirements of the HSR Act and any filings or approvals related to the Shareholder Approval, neither Buyer nor Merger Sub is required to submit any notice or report to, or application or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except for the applicable requirements of the HSR Act and any filings or approvals related to the Shareholder Approval, no clearance, consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by either Buyer or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05 Litigation. There are no actions, suits or proceedings pending or, to Buyer’s knowledge, threatened against Buyer or Merger Sub before or by any court or Governmental Entity, which would materially adversely affect Buyer’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Merger Sub for which the Partnership, the Representative or the Sellers could become liable or obligated.

5.07 Investment Representation. Buyer is acquiring the partnership interests of the Surviving Partnership for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the partnership interests of the Surviving Partnership. Buyer acknowledges that the partnership interests of the Surviving Partnership have not been registered under the Securities Act or the Exchange Act or any state or foreign securities laws and that such units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

5.08 Financing.

(a) Yell has obtained a debt commitment letter (together with the term sheet related thereto, the “Commitment Letter”), subject only to the satisfaction of the conditions set forth herein and therein, a copy of which is attached as Exhibit D, to provide Buyer with all funds necessary to consummate the transactions contemplated hereby (including the BC Stock Purchase Transactions, the TCC Merger Transaction, the payment of Transaction Expenses and the repayment of Indebtedness pursuant to Section 2.05(c)), to pay all of its related fees and expenses and to enable the Surviving Partnership and its Subsidiaries to operate as a going concern. Neither Yell nor Buyer has made any material misrepresentation in connection with obtaining the financing commitments under the Commitment Letter and, as of the date of this Agreement, neither Yell nor Buyer has any reason to believe that (i) the Definitive Financing Documents for the Facilities described in the Commitment Letter will not be executed and delivered prior to June 30, 2005 or (ii) such commitment or the Facilities shall not be funded.

(b) After Yell executes the Definitive Financing Documents, subject only to the satisfaction of the conditions set forth herein and therein, Yell shall be able to provide Buyer with all funds necessary to consummate the transactions contemplated hereby (including the BC Stock Purchase Transactions, the TCC Merger Transaction, the payment of Transaction Expenses and the repayment of Indebtedness pursuant to Section 2.05(c)), to pay all of its related fees and expenses and to enable the Surviving Partnership and its Subsidiaries to operate as a going concern.

5.09 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Acquired Companies shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Acquired Companies shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Acquired Companies.

ARTICLE VI

PRE-CLOSING COVENANTS

6.01 Conduct of the Business.

(a) Except as provided on the attached Business Conduct Schedule or as contemplated by the Related Transactions or otherwise under this Agreement, from the date hereof until the Closing Date, the Partnership shall and shall cause each of its Subsidiaries to:

(i) use its commercially reasonable efforts to carry on its business in the ordinary course of business and in a substantially similar manner as previously conducted (including using commercially reasonable efforts to preserve its relationships with material suppliers and material customers and other material Persons having business dealings with it), unless Buyer shall have otherwise consented in writing (which consent shall not be unreasonably withheld or delayed); provided that, the foregoing notwithstanding, the Partnership and its Subsidiaries may use all available cash to repay any Indebtedness at or prior to the Closing;

(ii) maintain insurance upon all of the assets and properties of the Partnership and its Subsidiaries in such amounts and of such kinds comparable in all material respects to that in effect on the date of this Agreement; and

(iii) (A) maintain the books, accounts and records of the Partnership and its Subsidiaries in the ordinary course of business, and (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts outside of the ordinary course of business consistent with past practice.

(b) From the date hereof until the Closing Date, except as contemplated by the Related Transactions or otherwise under this Agreement, the Business Conduct Schedule, required by applicable law or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Partnership shall not, and shall not permit any Subsidiary to:

(i) issue, sell, repurchase or redeem any interests or shares of its or any Subsidiary’s equity interests;

(ii) issue, sell, repurchase or redeem any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any interests or shares of its or any Subsidiary’s equity interests;

(iii) effect any recapitalization, reclassification, stock dividend, cash dividend, stock split or like change in its capitalization (other than any tax distributions made in respect of any period prior to the Closing and in accordance with the terms of the LLC Agreement and the Partnership Agreement and distributions to other Subsidiaries);

(iv) amend its or any Subsidiary’s certificate of limited partnership, partnership agreement, certificate of incorporation or bylaws (or equivalent organizational documents) in a manner adverse to Buyer or inconsistent with the terms of this Agreement;

(v) enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Partnership or its Subsidiaries, or the ability of Buyer, to compete with or conduct any business or line of business in any area or solicit the employment of any persons;

(vi) terminate, amend, restate, supplement or waive any rights under any (A) material contract, lease or license, other than in the ordinary course of business or (B) Permit;

(vii) become legally committed to any new capital expenditures requiring expenditures following the Closing Date in excess of $250,000 for any individual commitment and $1,000,000 in the aggregate, except for any expenditures pursuant to projects for which work has already been commenced or is otherwise contemplated in the capital expenditure budget, as set forth in the Business Conduct Schedule;

(viii) make any loan or advance any funds to any Person out of the ordinary course of business and, if in the ordinary course of business, the principal amount of loan advances owed by such Person shall not be in excess of $100,000;

(ix) except as required by law, grant any material salary or wage increases, or modify or amend any Plan in any manner that increases the amount of the liability attributable to the Partnership or any Subsidiary in respect of such Plan;

(x) enter into or amend any written employment agreement or severance agreement or other similar arrangement with any employee, including, but not limited to, any such agreements set forth on the Employee Benefits Schedule, unless required by applicable law and except for offer letters to new hires that do not commit the Partnership or any Subsidiaries to continue the employment of the employee for any period of time;

(xi) change its methods of accounting under GAAP (including not causing any material write-off or reduction in the carrying value of any assets), except as required by GAAP, or make or change any material accounting method or material election in respect of Taxes;

(xii) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than ordinary course borrowing under the revolving credit facility under the Credit and Guaranty Agreement;

(xiii) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the Partnership’s business;

(xiv) settle or compromise any pending or threatened legal proceeding (other than any proceeding or claim with respect to the matter referenced item 9 on the Litigation Schedule hereto as of the date hereof) or any claim or claims for an amount in excess of $250,000; or

(xv) authorize or enter into any agreement in furtherance of any of the foregoing.

6.02 Access to Books and Records. From the date hereof until the Closing Date, subject to Section 7.05 below, the Partnership shall provide Buyer and its authorized representatives (the “Buyer’s Representatives”) with access at all reasonable times and upon reasonable notice, to the offices, properties, personnel, books and records of the Partnership and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Partnership and its Subsidiaries; provided, however, that such access shall not interfere with the business or operations of the Partnership and its Subsidiaries. Buyer acknowledges that it remains bound by the nondisclosure letter agreement, dated March 7, 2005 (including the addendum thereto, dated May 7, 2005) (the “Confidentiality Agreement”). The individuals who are permitted to receive DIAD information pursuant to the addendum to the Confidentiality Agreement shall be entitled to continue to receive access to such DIAD information pursuant to the terms of the addendum.

6.03 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 8.01 below, neither the Partnership nor any of its Subsidiaries or any of their respective officers, employees, representatives, affiliates or agents, shall, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, or otherwise cooperate in any manner with, any Person (other than Buyer and Buyer’s Representatives) concerning any purchase of the partnership interests of the Partnership or the equity interests of any of the Partnership’s Subsidiaries, any merger involving or affecting the Partnership, any sale of all or substantially all of the assets of the Partnership and its Subsidiaries (in one transaction or a series of related transactions) or similar transaction involving the Partnership or any of its Subsidiaries (other than assets sold in the ordinary course of business).

6.04 Regulatory Act Compliance. Buyer, Merger Sub and the Partnership shall each file or jointly file, if applicable, or cause to be filed, promptly (but in any event within seven business days) after the date of this Agreement, any notifications, applications or the like required to be filed under the HSR Act and other merger control laws with respect to the transactions contemplated hereby and Buyer shall pay the filing and similar fees and related expenses payable in connection therewith. Buyer, Merger Sub and the Partnership shall use their respective reasonable best efforts to respond to any requests for additional information made by any Governmental Entity as soon as practicable after the receipt of any such request and to cause the waiting or approval periods or other requirements under the HSR Act and other merger control laws to expire at the earliest possible date and (subject to a parties’ rights under Section 8.01(d)

below) to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of any antitrust or merger control laws, all to the end of expediting consummation of the transactions contemplated hereby. To the extent reasonably practicable, each of Buyer, Merger Sub and the Partnership shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other Governmental Entity administering other merger control laws, and each of Buyer, Merger Sub and the Partnership shall have the right to have a representative present at any such meeting. Without limiting the generality of the foregoing or the provisions of Section 10.03 below, for purposes of this Section 6.04 and Section 10.03 below, the “reasonable best efforts” of Buyer shall include Buyer’s agreement to hold separate, divest, license or cause a third party to purchase, such businesses, directories and other assets of Buyer or, after the Closing, any Acquired Company, as may be necessary to obtain the agreement of any Governmental Entity to grant clearance, consent or approval for, and not to seek an injunction against or otherwise oppose, the transactions contemplated hereby, on such terms as may be required by such Governmental Entity; provided, however, that neither Buyer nor, after the Closing, any Acquired Company shall be required to hold separate, divest, license or cause a third party to purchase any of their respective businesses, directories or other assets if such actions would have a material adverse effect on Buyer and the Acquired Companies, taken as a whole.

6.05 Cooperation. The Partnership shall use its commercially reasonable efforts and cooperate with Buyer and its agents and representatives in connection with the financing contemplated by the Commitment Letter or, as applicable, alternative financing arrangements, and with Buyer’s efforts to obtain Shareholder Approval, including providing reasonable access to the records, officers, directors, key employees and other representatives of the Partnership and its Subsidiaries, and shall use its best efforts to cause the officers, directors, key employees and other representatives of the Partnership and its Subsidiaries to assist and cooperate with the marketing of any loan syndication, any meetings with prospective lenders and the preparation of documents and other information to assist the Buyer in obtaining Shareholder Approval; provided that Buyer shall reimburse the Partnership for any out-of-pocket expenses incurred by the Partnership in connection with providing such cooperation or assistance.

6.06 Consents. The Partnership shall give or cause to be given any notices to third parties required to be given pursuant to any contract set forth on the Contracts Schedule and the Leased Real Property Schedule as a result of this Agreement or any of the transactions contemplated hereby. The Partnership shall use its commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each contract set forth on the Contracts Schedule and the Leased Real Property Schedule and, in each case, in form and substance reasonably acceptable to Buyer; provided that no party hereto shall be required to make payments to any third parties to induce their consent, waiver or approval unless such payment is provided for in the applicable contract as in effect on the date hereof (or the date of execution of such contract if subsequent to the date of this Agreement). To the extent requested by the Partnership, Buyer shall cooperate with the Partnership in all reasonable respects in connection with obtaining any such consents and approvals.

6.07 Financial Information. As soon as practicable following the end of each calendar month from the date hereof until the Closing Date, (a) but in no event later than 15 days after the end of each such month, the Partnership shall deliver to Buyer copies of the unaudited balance sheet with respect to the Partnership and its Subsidiaries and the related unaudited statements of income and cash flows, in each case, prepared in accordance with GAAP consistent with past practice, and (b) but in no event later than 25 days after the end of each such month, the Partnership shall deliver to Buyer copies of all other financial monthly management reports. As soon as practicable following each fiscal quarter from the date hereof until the Closing Date, (a) but in no event later than 25 days after the end of each quarter, the Partnership shall deliver to Buyer copies of the unaudited balance sheet with respect to the Partnership and its Subsidiaries and the related unaudited statements of income and cash flows, in each case, prepared in accordance with GAAP consistent with past practice, and (b) but in no event later than 45 days after the end of each quarter, the Partnership shall deliver to the Buyer copies of the bad debt analysis with respect to the Partnership and its Subsidiaries.

ARTICLE VII

COVENANTS OF BUYER AND MERGER SUB

7.01 Access to Books and Records.

(a) From and after the Closing, Buyer shall cause the Acquired Companies to, provide the Representative (on behalf of the Sellers) and its authorized representatives with access at reasonable times during normal business hours and upon reasonable notice to the offices, properties, personnel and books and records of the Acquired Companies with respect to periods prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Representative, for a period of seven years from the Closing Date, Buyer shall not permit any of the Acquired Companies to destroy, alter or otherwise dispose of any books and records of such Person, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Representative and offering to surrender to the Representative (on behalf of the Sellers) such books and records or such portions thereof.

(b) The foregoing Section 7.01(a) shall not require Buyer or the Acquired Companies to permit any inspection, or to disclose any information, that would reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of any such Person with respect to confidentiality; provided that such Person shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable attorney-client privilege or (iii) the violation of any applicable law.

7.02 Director and Officer Liability and Indemnification.

(a) For a period of six years after the Closing, Buyer shall not, and shall not permit any Acquired Company to, unless required by law, amend, repeal or modify any provision in such Person’s partnership agreement, operating agreement, certificate of incorporation or bylaws (or equivalent governance documents) relating to the exculpation or indemnification of any individual who on or prior to the Effective Time was a general partner (and all officers and directors of such general partner), manager, director, officer, employee or agent of such Person or a trustee or fiduciary of any plan, trust or arrangement for the benefit of employees of any Acquired Company (an “Indemnified Individual”), it being the intent of the parties that the Indemnified Individuals shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

(b) For a period of six years after the Closing, Buyer shall, or shall cause each Acquired Company to, maintain the policies for directors’ and officers’ liability insurance currently maintained by the Acquired Companies for the benefit of the Indemnified Individuals currently covered by such policies (or policies of at least the same coverage containing terms and conditions that are not materially less advantageous), including coverage with respect to claims arising from facts or events that occurred at or prior to consummation of the Merger; provided that, if the annual premiums for such insurance during such period shall exceed 200% of the per annum rate of premium paid by the Acquired Companies as of the date hereof for such insurance, then Buyer shall provide a policy with the best coverage as shall then be available at 200% of such rate.

(c) From and after the Closing, Buyer and the Acquired Companies shall, jointly and severally, indemnify any Indemnified Individual to the fullest extent permitted by applicable law with respect to all acts or omissions arising out of such Indemnified Individual’s service to such Acquired Company or as trustees or fiduciaries of any plan, trust or arrangement for the benefit of employees of any Acquired Company, occurring prior to the Effective Time including the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, in the event any Indemnified Individual is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Buyer and the Acquired Companies, on a joint and several basis, from and after the Effective Time, shall promptly pay, as incurred, such Indemnified Individual’s legal and other fees, costs and expenses (including the cost of any investigation and preparation) incurred in connection therewith. Buyer and the Acquired Companies, on a joint and several basis, shall also pay all fees, costs and expenses, including attorneys’ fees, that may be incurred by an Indemnified Individual in enforcing this Section 7.02(c) or any action involving an Indemnified Individual resulting from the transactions contemplated by this Agreement.

(d) In the event that Buyer or any Acquired Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or any such Acquired Company, as the case may be, honor the indemnification and other obligations set forth in this Section 7.02.

7.03 Buyer Financing.

(a) On or before June 30, 2005, Yell, Buyer and Merger Sub shall use their respective best efforts to enter into the “Facility Agreement” and other definitive financing documents with respect to the “Facilities”, all as contemplated in the Commitment Letter (the “Definitive Financing Documents”), with terms and conditions as set forth in the Commitment Letter. Funding under the Definitive Financing Documents shall not be subject to any conditions to funding other than those set forth in the Commitment Letter under the heading “Conditions Precedent,” “Initial Advances under Facility A and Facility B,” “Advances” and “Availability of Drawings”.

(b) Yell, Buyer and Merger Sub shall use their respective best efforts to (i) satisfy all conditions precedent to “Advances” under the Definitive Financing Documents and (ii) cause the lenders thereunder to fund the Facilities in the amounts set forth in the Commitment Letter.

(c) Yell, Buyer and Merger Sub shall promptly notify the Partnership of any proposal by any financing source named in any Commitment Letter or the Definitive Financing Documents to withdraw or terminate such Commitment Letter or the Definitive Financing Documents or make a material change in the terms of (including the amount of financing contemplated by) such Commitment Letter or the Definitive Financing Documents that could reasonably be expected to be materially adverse to the interests of the Partnership. In addition, upon the request of the Partnership, Buyer and Merger Sub shall advise and update the Partnership, using a level of detail reasonably satisfactory to the Partnership, with respect to the status, and proposed closing date and material terms of the proposed financing and of the Definitive Financing Documents. Yell, Buyer and Merger Sub shall not consent to any early termination of any Commitment Letter or the Definitive Financing Documents, or any amendment or modification of any Commitment Letter that could reasonably be expected to be materially adverse to the interests of the Partnership (and, in no case, shall Yell, Buyer or Merger Sub consent to any modification to the conditions precedent thereunder, other than the removal or waiver of any or all of such conditions precedent). Buyer and Merger Sub shall, and shall cause their respective Affiliates to, use their respective best efforts to maintain the effectiveness of the Commitment Letter and the Definitive Financing Documents. In the event of a withdrawal or termination of the Commitment Letter or the Definitive Financing Documents, Yell, Buyer and Merger Sub shall use their respective best efforts to obtain alternative financing on terms that taken as a whole are not materially less favorable (except to the extent such terms are less favorable because of then-prevailing market conditions or because of Yell’s, Buyer’s, or Merger Sub’s then-current condition, whether financial or otherwise) to Yell, Buyer and Merger Sub than those set forth in the Commitment Letter.

7.04 Buyer’s Solvency. In connection with the financing of the transactions contemplated by this Agreement, Buyer shall obtain a third-party solvency opinion, addressed to the Partnership, the Board of Directors of the General Partner and the Sellers, and shall furnish or cause to be furnished to the Representative a copy of such solvency opinion.

7.05 Contact with Employees, Customers and Suppliers. Prior to the Closing, Buyer and Buyer’s Representatives shall not contact or otherwise communicate with the employees, customers and suppliers of the Partnership and its Subsidiaries regarding the transactions contemplated by this Agreement without the prior written consent of the Partnership, which shall not be unreasonably withheld or delayed. Requests for consents under this Section 7.05 shall be directed to Joan M. Fiorito.

7.06 Employee Benefits. From and after the Closing, Buyer shall cause the Surviving Partnership and its Subsidiaries to (a) effectuate the distributions contemplated by the Equity Trust and (b) provide the bonuses and severance payments described under the heading “Other Benefits” on the Employee Benefits Schedule to the Area Sales Managers, Production Employees and other employees eligible for these benefits, all in accordance with the terms and conditions of the plan described under such heading on the Employee Benefits Schedule.

7.07 Facility Closings; Employee Layoffs. For a period of 90 days after the Closing Date, neither Buyer nor the Surviving Partnership shall terminate any employees of the Surviving Partnership or any of its Subsidiaries in such numbers as would trigger any liability under WARN or any state plant closing or severance law. Buyer shall cause the Surviving Partnership and its Subsidiaries to comply with any notice or filing requirements under WARN and any state plant closing or severance law.

7.08 Shareholder Circular. Yell shall use its best efforts to (a) file a shareholder circular relating to the Merger and the Related Transactions with the United Kingdom Listing Authority (“UKLA”) as soon as reasonably practicable (but in no event more than 20 business days following the date of this Agreement) and (b) procure the approval of the UKLA with respect thereto as soon as reasonably practicable. As soon as reasonably practicable following receipt of approval of the UKLA, but in no event later than two business days after receipt of such approval, Yell shall cause to be mailed to its shareholders the shareholder circular in the form approved by the UKLA. Yell shall provide the Partnership with a reasonable opportunity to review and comment on the shareholder circular and will consider in good faith any reasonable comments from the Partnership. Yell shall provide the Partnership with a copy of any shareholder circular or draft thereof filed or lodged with the UKLA or mailed to its shareholders. The Partnership shall use its best efforts to provide Yell with all information that it may reasonably require about the Partnership or its Affiliates in connection with the preparation of the shareholder circular.

7.09 Shareholder Meeting. Yell shall use its best efforts to take, in accordance with applicable law and its charter documents, all action necessary to convene a meeting of its shareholders on a date which shall be as soon as reasonably practicable, but in no event more than 18 days, after the date on which Yell mails the shareholder circular to its shareholders, to consider and vote upon the approval of the Merger and the Related Transactions. Yell shall not and shall cause, to the extent possible, any third parties (including any director, officer, advisor to or employee of Yell) not to) propose any postponement or adjournment of any such shareholders’ meeting without the prior written consent of the Partnership. To the extent permitted by applicable law, the board of directors of Yell shall include in the shareholder circular a recommendation to vote in favor of any resolution to approve the Merger and the Related Transactions and agree that they shall not withdraw such recommendation prior to the conclusion of the shareholder’s meeting.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by the mutual written consent of Buyer, Merger Sub and the Partnership;

(b) by Buyer and Merger Sub, if there has been a material violation or breach by the Partnership of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer and Merger Sub at the Closing and such violation or breach has not been waived by Buyer and Merger Sub or cured by the Partnership within 20 days after written notice thereof to the Partnership from Buyer and Merger Sub;

(c) by the Partnership, if there has been a material violation or breach by Buyer or Merger Sub of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer and Merger Sub at the Closing and such violation or breach has not been waived by the Partnership or cured by Buyer or Merger Sub, as the case may be, within 20 days after written notice thereof to Buyer or Merger Sub, as the case may be, by the Partnership; provided that, the failure of Buyer and Merger Sub to deliver the consideration pursuant to Section 2.06(b) above at the Closing as required hereunder shall not be subject to cure hereunder;

(d) by Buyer, Merger Sub or the Partnership if there shall be (i) any order, writ, injunction or decree of any court or Governmental Entity binding on the Buyer, Merger Sub or the Partnership, which prohibits or restrains the Buyer, Merger Sub or the Partnership from consummating the transactions contemplated hereby; provided, however, that the Buyer, Merger Sub or the Partnership, as the case may be, shall have used its reasonable best efforts to have any such order, writ, injunction or decree lifted, or (ii) any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited;

(e) by Buyer, Merger Sub or the Partnership if the transactions contemplated hereby have not been consummated by August 15, 2005; provided, however, that if all of the conditions to Closing in Article III other than the conditions set forth in Section 3.01(c) and 3.02(d) and those conditions to be satisfied at, or immediately prior to, the Closing have been satisfied as of such date, such date will be automatically extended for 90 days; provided further, however, that none of Buyer, Merger Sub or the Partnership shall be entitled to terminate this Agreement pursuant to this Section 8.01(e) if such Person’s intentional breach of this Agreement in a material respect has prevented the consummation of the transactions contemplated hereby.

8.02 Effect of Termination. In the event of termination of this Agreement by Buyer, Merger Sub or the Partnership as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.02, Article XII and the Confidentiality Agreement, each of which shall survive the termination of this Agreement), and there shall be no liability on the part of any of Buyer, Merger Sub or the Partnership (or any of their respective Affiliates, officers, directors or shareholders) to one another, except for any breaches of the covenants or agreements of this Agreement or any breach of Section 5.08 or any knowing or willful breaches of any of the representations or warranties contained in Article IV and Article V of this Agreement at or prior to the time of such termination.

ARTICLE IX

REPRESENTATIVE

9.01 Designation. The parties have agreed that it is desirable to designate a representative to act on behalf of the Sellers for certain limited purposes. The Representative shall serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Representative.

9.02 Authority. Each of the Sellers hereby irrevocably appoints the Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement to the fullest extent permitted by applicable law (including the full power and authority on such Seller’s behalf (a) to consummate the transactions contemplated herein out of Seller’s portion of the Merger Consideration; (b) to pay expenses associated with the negotiation and performance of this Agreement (whether incurred on or after the date hereof) as the Representative determines to be appropriate in its sole discretion; (c) to disburse any funds received hereunder to such Seller and each other Seller; (d) to execute on behalf of the Sellers any amendment, modification or waiver of this Agreement or, to the extent necessary or appropriate to implement the transactions contemplated hereby or the Related Transactions, the Partnership Agreement; (e) to execute such further instruments of assignment as Buyer or Merger Sub shall reasonably request, as the Representative may determine from time to time; (f) to take all other actions to be taken by or on behalf of such Seller in connection herewith; and (g) to do each and every act and exercise any and all rights which such Seller or the Sellers collectively are permitted or required to do or exercise under this Agreement). Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Representative (to the extent authorized or contemplated by this Agreement or the agreements with respect to the Related Transactions) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Representative shall be entitled to engage such counsel, experts, consultants and other advisors as it shall deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.

9.03 Authority; Indemnification. Each Seller agrees that Buyer, Merger Sub and the Surviving Partnership shall be entitled to rely on any action taken by the Representative, on behalf of such Seller, pursuant to Section 9.02 above (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Buyer and Merger Sub agree that the Representative shall have no liability to Buyer and Merger Sub for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Seller hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Representative against all losses, damages, costs, expenses and liabilities of any kind (including reasonable attorneys’ fees) incurred by the Representative in connection with, or arising out of, any actions taken or omitted to be taken in its capacity as the Sellers’ representative hereunder (except for those arising out of the Representative’s bad faith or willful misconduct). The Representative shall be entitled to holdback a portion of the Total Consideration (not to exceed $3,000,000) in order to cover its anticipated expenses. If and to the extent the Representative determines it will not need funds to cover anticipated expenses, it shall distribute such funds (or cause such funds to be distributed) to the Sellers on a pro rata basis, in accordance with such Seller’s interest in the Total Consideration.

9.04 Exculpation. The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any liability imposed by law for willful misconduct. The Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

ARTICLE X

ADDITIONAL COVENANTS AND AGREEMENTS

10.01 Survival. Except as provided in the next sentence, (a) none of the representations, warranties, agreements and covenants set forth in this Agreement or in any certificates delivered at the Closing in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby (other than those agreements and covenants to be performed subsequent to the Closing Date), and (b) Buyer, Merger Sub, the Partnership and the Representative shall have no post-Closing remedy for breaches of the representations, warranties, agreements and covenants set forth in this Agreement or in any certificates delivered at the Closing and each hereby waives, from and after the Closing, to the fullest extent permitted by applicable law, any and all rights, claims and causes of action it may have against any party hereto (and its Affiliates) relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise. Notwithstanding the foregoing, however, the agreements and covenants set forth in Articles I, II, IX, X and XII hereof, and Sections 7.01, 7.02, 7.06 and 7.07 hereof shall survive.

10.02 Disclosure Generally. All schedules attached hereto (including the introductory language thereto) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the schedules shall be deemed to refer to this entire Agreement, including all schedules.

10.03 Reasonable Best Efforts. Subject to the terms of this Agreement, on or prior to the Closing Date, each of Buyer, Merger Sub and the Partnership shall use their respective reasonable best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute any document necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement.

10.04 Notification. From the date hereof until the Closing Date, each of Buyer and the Partnership shall disclose to each other in writing (in the form of updated disclosure schedules) any material variances from the representations and warranties contained in Article IV and Article V promptly upon discovery thereof. Buyer and the Partnership, as applicable, shall promptly provide the other party with any supplemental information regarding such disclosure that is reasonably requested. Any such disclosures of events, circumstances or other developments occurring after the date of this Agreement shall amend and supplement the appropriate disclosure schedules delivered on the date hereof or otherwise amend or modify the representations and warranties contained in Article IV and Article V; the disclosure schedules and representations and warranties shall not be amended, supplemented or modified by disclosure of any other events, circumstances or developments. Notwithstanding any provision in this Agreement to the contrary, unless prior to the earlier of (a) 15 business days after delivery by the Partnership of an updated disclosure schedule pursuant to this Section 10.04 and (b) the Closing Date, Buyer provides the Partnership with a written notice that it intends to terminate this Agreement pursuant to Section 8.01 upon the expiration of any cure periods set forth therein, Buyer and Merger Sub shall be deemed to have waived their right to terminate this Agreement or to assert that the matters disclosed on the updated disclosure schedule have caused or will cause any of the conditions set forth in Section 3.01 not to be satisfied; provided, however, that Buyer shall be permitted to aggregate all events, circumstances or other developments disclosed by the Partnership (including those disclosed in previous disclosure schedule updates) for the purposes of the determination required by this sentence. Subject to the preceding sentence, the delivery of any such updated disclosures schedules of events, circumstances or other developments occurring after the date of this Agreement will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy.

10.05 Acknowledgments by Buyer and Merger Sub. Each of Buyer and Merger Sub acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities, properties and projected operations of the Acquired Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, the BC Stock Purchase Agreement and the TCC Merger Agreement, has relied on the results of its own independent investigation and verification, together with the representations and warranties expressly and specifically set forth in this Agreement, the BC Stock Purchase Agreement and the TCC Merger Agreement, including the schedules hereto and thereto. SUCH REPRESENTATIONS AND WARRANTIES CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO BUYER AND ITS SUBSIDIARIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND EACH OF BUYER AND MERGER SUB UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, HOWSOEVER CONVEYED, AND EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF ANY ACQUIRED COMPANY) ARE SPECIFICALLY DISCLAIMED. Each of Buyer and Merger Sub acknowledges that no claim shall be brought or maintained by it, its Affiliates or its successors or assigns against any stockholder, member, partner, representative, director, manager, officer, agent or Affiliate of the Partnership, and no recourse shall be brought or granted against any such Persons, by virtue of or based upon any alleged misrepresentation or breach of the Partnership set forth in this Agreement or any other actions or omissions of the Partnership prior to or after the Closing Date or the Effective Time other than acts or omissions that constitute fraud.

10.06 Transfer Taxes. Buyer will pay, and will indemnify and hold the Sellers harmless against, any real or personal property transfer or gains Tax, registration Tax, stamp Tax, stock transfer Tax, sales or use Tax, or other similar Tax imposed on the Partnership or its Subsidiaries or one or more Sellers as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Representative agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

10.07 Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to THL Equity Fund

V, L.P., CIVC Partners Fund, L.P., Providence Equity Partners III, L.P., and each of their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Partnership and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to (a) the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, (b) the Representative or (c) any other Seller in the event such Person so requests, in either case in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation (or any continued representation) of the Partnership and/or any of its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

10.08 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

10.09 Tax Matters.

(a) General. For U.S. federal income Tax purposes, the taxable year of the Partnership shall end as of the Closing Date and, with respect to all other income Taxes, the parties shall, unless prohibited by applicable law, take all action necessary or appropriate to close the taxable period of the Partnership as of the Closing Date. For the avoidance of doubt, Buyer shall prepare and file, or cause to be prepared and filed, the income Tax Returns of the Partnership for any short taxable period ending as of the Closing Date, which returns shall be prepared consistent with prior practice (unless such prior practice is not in accordance with applicable law); provided that, at least 15 days prior to filing each such Tax Return, Buyer shall deliver a copy of such Tax Return to the Representative for its review and approval of any such Tax Return, which review and approval shall be timely and shall not unreasonably withheld. The Representative shall be provided an opportunity to review such Tax Returns and supporting work papers and schedules prior to the filing of such Tax Returns. The failure of the Representative to propose any changes to any such Tax Return within such 15 days shall be deemed to be an indication of its approval thereof. The Buyer and the Representative shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. The parties shall cooperate fully, as and to the extent reasonably requested by each party and at the requesting party’s expense, in connection with the filing of any Tax Return, the making of any Tax election (including an election under Section 754 of the Code), any audit, litigation or any proceeding with respect to Taxes.

(b) Treatment of the Merger. For U.S. federal income tax purposes, the parties acknowledge and agree that the Buyer (or, to the extent applicable, the Surviving Partnership) shall be treated as purchasing the limited partnership interests of the Partnership held by each participating limited partner of the Partnership, in exchange for the amount of

Merger Consideration payable to each participating limited partner of the Partnership as set forth in the Allocation Schedule. The parties acknowledge and agree that the intent of the parties is that each participating limited partner of the Partnership shall treat the Merger as a sale of its respective limited partnership interest in the Partnership in accordance with Reg. §1.708-1(c)(4) (to the extent applicable).

(c) Purchase Price Allocation. As soon as practicable following the Closing Date, Buyer shall deliver to Representative a determination of the value of the Partnership’s assets; provided that such determination shall be consistent with Reg. §1.755-1 (and any similar provisions of state or local law, as appropriate) and shall be subject to the Representative’s approval (which approval shall not be unreasonably withheld or delayed). To the extent not inconsistent with Reg. §1.755-1, such determination shall value the enterprise value of the Partnership’s corporate Subsidiaries at an amount equal to 25% of the aggregate enterprise value of the business operated by the Partnership and its Subsidiaries. Neither Buyer nor any Sellers shall take any position that is inconsistent with the determinations described in this Section 10.09(c) unless required to do so by applicable law.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acquired Companies” means, (i) with respect to periods prior to the Effective Time, BC1, BC2, TCC and the Partnership and its Subsidiaries and (ii) with respect to periods after the Effective Time, BC1, BC2, TCC and the Surviving Partnership and its Subsidiaries (in each case any such Person, individually, an “Acquired Company”).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Partnership is or has been a member.

“BC1” means Parallel Blocker I Corp., a Delaware corporation.

“BC1 Option” means the option to acquire Partnership Interests held by Parallel Fund.

“BC2” means Cayman Blocker I Corp., a Delaware corporation.

“BC2 Option” means the option to acquire Partnership Interests held by Cayman Fund.

“BC Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of the date hereof, by and among Buyer, Parallel Fund. and Cayman Fund.

“BC Stock Purchase Consideration” means the aggregate purchase price paid by Buyer under the BC Stock Purchase Agreement for the capital stock of BC1 and BC2.

“BC Stock Purchase Transactions” means the transactions contemplated by the BC Stock Purchase Agreement.

“Budgeted Paydown Amount” means, as of each of the dates indicated below, the amount set forth opposite such date (which amounts are cumulative as of such date):

May 30, 2005	$3,350,000
June 30, 2005	$11,400,000
July 31, 2005	$23,400,000
August 31, 2005	$29,100,000

With respect to any date of determination that is between any two dates set forth above, the Budgeted Paydown Amount shall be determined on a straight-line basis. For example, if the Closing Date is July 10, 2005, the Budgeted Paydown Amount measured as of such date shall be equal to $15,300,000.

“Cash on Hand” means, with respect to BC1, BC2, TCC and the Partnership and its Subsidiaries, all cash, cash equivalents and marketable securities as of the close of business on the date immediately preceding the Closing determined in accordance with GAAP. Notwithstanding anything to the contrary, Cash on Hand shall (i) be calculated net of issued but uncleared checks and drafts and (ii) include checks and drafts deposited for the account of the Partnership and its Subsidiaries.

“Class A Common Unit” means a Class A Common Unit of the Partnership.

“Class B Common Unit” means a Class B Common Unit of the Partnership.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Credit and Guaranty Agreement” dated as of February 25, 2004, as amended on August 24, 2004 or thereafter, by and among TWP LLC, WorldPages, Inc., Great Western Directories Inc., as Borrowers, the Partnership, certain Subsidiaries of TWP LLC party thereto, as Guarantors, Goldman Sachs Credit Partners L.P., as joint bookrunner, joint lead arranger and as co-syndication agent, the financial institutions listed on the signature pages thereto, Wachovia Capital Markets, LLC, as joint bookrunner and joint lead arranger, Citigroup Global Markets Inc., as joint bookrunner and co-syndication agent, CIBC World markets Corp., as joint bookrunner and documentation agent, and Wachovia Bank, National Association, as administrative agent and collateral agent.

“Directory” means any telephone directory published in print form by the Partnership or its Subsidiaries.

“Environmental Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances enacted and in effect on or prior to the Closing Date, concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes.

“Equity Trust” means the trust arrangement established pursuant to the Partnership’s Employee Equity Compensation Plan II and Employee Equity Compensation Trust II, each effective as of June 28, 2001 and as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used in preparing the Latest Balance Sheet.

“General Partner” means, in the context of the Partnership, TCC.

“Governmental Entity” means any (i) nation, region, state, province, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity, (iv) multinational organization or (v) body entitled to exercise any administrative, executive or regulatory power of any nature.

“Indebtedness” means, without duplication, the unpaid principal balance, and accrued interest thereon, of BC1, BC2, TCC, the Partnership and its Subsidiaries for borrowed money owed to financial institutions. For purposes hereof, Indebtedness does not include, any prepayment premiums or penalties (including breakage costs or fees) or the principal amounts arising under letters of credit obtained in the ordinary course of business.

“Indebtedness Amount” means the greater of (i) Indebtedness less Cash on Hand, in each case as of the close of business on the date immediately preceding the Closing Date and (ii) $686,494,756 (the “Current Net Indebtedness Amount”) less the Budgeted Paydown Amount.

“Knowledge” means, when applied to a statement made hereunder by the Partnership, the actual conscious awareness as of the date such statement is made, after reasonable inquiry of direct reporting persons, of Laurence Bloch, Ricardo Puente, Joan Fiorito, Marybeth Brennan or Richard Dailey and when applied to a statement made hereunder by Buyer, the actual conscious awareness as of the date such statement is made, after reasonable inquiry of direct reporting persons, of Joseph Walsh, William Kracklauer, Timothy Zalak or Paul Rouse.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, is materially adverse to the assets, business, condition (financial or otherwise) or results of operations of the Partnership and its Subsidiaries taken as a whole; provided that, none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Partnership and its Subsidiaries participates (excluding conditions that have a material, disproportionate affect on the Partnership and its Subsidiaries relative to other industry participants), the U.S. economy as a whole or the capital markets in general or the markets in which the Partnership and its Subsidiaries operates; (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any matter specifically set forth on any disclosure schedule attached hereto; or (f) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America (excluding conditions that have a material, disproportionate affect on the Partnership and its Subsidiaries relative to other businesses in the United States of America).

“Partnership Agreement” means the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership, dated as of June 28, 2001, by and among TCC, as General Partner, and the limited partners signatory thereto.

“Partnership Interests” means the partnership interests of the Partnership.

“Permitted Liens” means (i) liens securing obligations arising under the Senior Debt Documents; (ii) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Partnership and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant or which are being contested by appropriate proceedings; (iv) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Partnership’s and its Subsidiaries’ businesses; (vi) public roads and highways; (vii) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (viii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (ix) liens on goods in transit incurred pursuant to documentary letters of credit; (x) purchase money liens and liens securing rental payments under capital lease arrangements; (xi) liens not having a Material Adverse Effect and (xii) liens listed on the Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a Governmental Entity or any department, agency or political subdivision thereof.

“Recapitalization Agreement” means the Recapitalization Agreement, in a form reasonably acceptable to Buyer, to be entered into prior to the Closing Date, by and among TWP LLC, the Partnership, THL (Cayman) Holding I, L.P. (“Cayman Holding”), THL Parallel Holding I, L.P. (“Parallel Holding”), BC1, BC2, THL (Cayman) Fund V, L.P. (“Cayman Fund V”) and THL Parallel Fund V, L.P. (“Parallel Fund V”), pursuant to which prior to Closing (i) TWP, LLC shall distribute a portion of the TWP Companies Stock owned by it to the Partnership, (ii) the Partnership shall distribute a portion of the TWP Companies Stock owned by it to each of Cayman Holding and Parallel Holding in partial redemption of the Partnership Interests owned by them, (iii) Cayman Holding shall liquidate and distribute (A) Partnership Interests owned by Cayman Holding and any balance sheet liabilities (other than non-cash liabilities or any liabilities related to a negative capital account) to its general partner and (B) Partnership Interests and TWP Companies Stock owned by Cayman Holding to BC2, (iv) Parallel Holding shall liquidate and distribute (A) Partnership Interests owned by Parallel Holding and any balance sheet liabilities (other than non-cash liabilities or any liabilities related to a negative capital account) to its general partner and (B) Partnership Interests and TWP Companies Stock owned by Parallel Holding to BC1, and (v) BC2 and Cayman Fund V shall cause the BC2 Option (and BC2’s related receivables in respect of prior demand loans made to Cayman Fund V) to be terminated and BC1 and Parallel Fund V shall cause the BC1 Option (and BC1’s related receivables in respect of prior demand loans made to Parallel Fund V) to be terminated (the “Recapitalization Transactions”); provided, however, that, at the request of the Buyer, the Recapitalization Agreement may provide that any or all of the foregoing Recapitalization Transactions (other than the termination of BC1’s and BC2’s receivables referenced in this clause (v)) shall not be undertaken so long as the failure to undertake any of the Recapitalization Transactions shall not adversely impact the BC Stock Purchase Consideration.

“Retention Agreements” means the agreements set forth on the Retention Agreements Schedule.

“Second Lien Credit and Guaranty Agreement” dated as of February 25, 2004, as amended on August 24, 2004, by and among TWP LLC, WorldPages, Inc., Great Western Directories, Inc., as Borrowers, the Partnership, certain Subsidiaries of TWP LLC party thereto, as Guarantors, Goldman Sachs Credit Partners L.P., as joint bookrunner, joint lead arranger, administrative agent and collateral agent, Wachovia Capital Markets, LLC, as joint bookrunner and joint lead arranger, Wachovia Capital Investments, Inc., as co-syndication agent, Citigroup Global Markets Inc., as joint bookrunner and co-syndication agent, and the other financial institutions party thereto from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means the holders of the Class A Common Units and Class B Common Units prior to the Effective Time, together with (unless otherwise provided herein) the holders of the capital stock of BC1, BC2 and TCC immediately prior to the consummation of the BC Stock Purchase Transactions and TCC Merger Transaction, as applicable.

“Senior Debt Documents” means the Credit and Guaranty Agreement and the Second Lien Credit and Guaranty Agreement.

“Settlement Contingency Amount” means either (i) $0, if the matter disclosed in item 9 on the Litigation Schedule as of the date hereof is settled in full and paid prior to the Closing; or (ii) $500,000, if such matter is not settled in full and paid prior to the Closing.

“Shareholder Approval” means the approval of Yell’s shareholders (given by way of a resolution passed by a simple majority of votes cast by shareholders in person or by proxy at a general meeting of Yell) with respect to the Merger and the Related Transactions contemplated by this Agreement, as required by paragraph 10.37 of the Listing Rules of the United Kingdom Listing Authority (being the Financial Services Authority acting as the competent authority for the purposes of section 74 of the Financial Services and Markets Act 2000).

“Subsidiary” means any corporation, company, partnership, limited liability company, organization or other entity of which the securities or other ownership interests having a majority of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by the Partnership or another Subsidiary.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“TCC” means TransWestern Communications Company, Inc., a Delaware corporation, and, as the context may require, any successor thereto as a consequence of the TCC Merger Transaction.

“TCC Liability Amount” means (a) any liability identified on the audited balance sheet of TCC as of December 31, 2004 (the “2004 TCC Balance Sheet”), excluding (i) liabilities related to the Partnership or otherwise arising from TCC’s status as general partner of the Partnership, (ii) liabilities related to TCC’s negative capital account, (iii) non-cash liabilities and (iv) liabilities satisfied by TCC subsequent to December 31, 2004 and (b) any liability of a type that is not reflected in the 2004 TCC Balance Sheet that, if material, would be required to be reflected in the 2004 TCC Balance Sheet (other than any liability of a type referred to in any of the preceding clauses (i) through (iv)).

“TCC Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among Buyer, the Subsidiary of Buyer named therein and TCC.

“TCC Merger Consideration” means the aggregate purchase price paid by Buyer under the TCC Merger Agreement for the capital stock of TCC (after giving effect to the reduction of such amount by the TCC Liability Amount pursuant to Section 2.03(a) hereof).

“TCC Merger Transaction” means the transactions contemplated by the TCC Merger Agreement.

“TCC Stock” means the common stock of TCC.

“Total Consideration” means the sum of the Merger Consideration, plus the BC Stock Purchase Consideration, plus the TCC Merger Consideration.

“Transaction Bonuses” means the transaction bonuses to be paid at the Closing to each of the individuals identified on the Transactions Bonuses Schedule in the amounts set forth opposite such individual’s name.

“Transaction Expenses” means all fees and expenses payable in connection with the transactions contemplated by this Agreement to the extent set forth on the Transaction Expenses Schedule (which schedule may be updated from time to time, and shall be updated as of the Closing Date, by the Partnership).

“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof.

“Trust Units” means the 2,000 Class B Common Units held in trust pursuant to the Equity Trust.

“TWP Companies Stock” means the common stock of TWP Companies, Inc., a Delaware corporation.

“TWP LLC” means TransWestern Publishing Company LLC, a Delaware limited liability company.

“Unclaimed Property Amount” means $1,250,000 and is related to the unclaimed property issue referenced on the Liabilities Schedule hereto.

11.02 Cross-Reference to Definitions. Each capitalized term listed below is defined in the indicated Section of this Agreement:

Term	Section No.
2004 TCC Balance Sheet	11.01
Acquired Companies	11.01
Affiliate	11.01
Affiliated Group	11.01
Agreement	Preamble

Term	Section No.
Authorized Action	9.03
BC1	11.01
BC2	11.01
BC Stock Purchase Agreement	11.01
BC Stock Purchase Consideration	11.01
BC Stock Purchase Transactions	11.01
Budgeted Paydown Amount	11.01
Buyer	Preamble
Buyer’s Representatives	6.02
Cash on Hand	11.01
Certificate of Merger	1.02
Class A Common Unit	11.01
Class B Common Unit	11.01
Closing	2.05(b)
Closing Date	2.05(b)
Code	11.01
Commitment Letter	5.08
Confidentiality Agreement	6.02
Credit and Guaranty Agreement	11.01
Definitive Financing Documents	7.03(a)
Directory	11.01
DRULPA	Preamble
Effective Time	1.02
Environmental Requirements	11.01
Equity Trust	11.01
ERISA	4.12(a)
Exchange Act	11.01
GAAP	11.01
General Partner	11.01
Government Entity	11.01
HSR Act	4.06(b)
Indebtedness	11.01
Indemnified Individual	7.02(a)
Knowledge	11.01
Latest Balance Sheet	4.08(a)
LLC Act	Preamble
Leased Real Property	4.16(b)
Letter of Transmittal	2.06(b)
Material Adverse Effect	11.01
Merger	Preamble
Merger Consideration	2.03(b)
Merger Consideration Certificate	2.04
Merger Sub	Preamble
Partnership	Preamble
Partnership Agreement	11.01

Term	Section No.
Paying Agent	2.06(a)
Permits	4.19
Permitted Liens	11.01
Person	11.01
Plans	4.12(a)
Recapitalization Agreement	11.01
Recapitalization Transactions	11.01
Related Transactions	2.05(a)
Representative	Preamble
Restated Financial Statements	4.08(a)
Retention Agreements	11.01
Second Lien Credit and Guaranty Agreement	11.01
Securities Act	11.01
Seller Group	10.07
Sellers	11.01
Senior Debt Documents	11.01
Settlement Contingency Amount	11.01
Shareholder Approval	11.01
Subsidiary	11.01
Surviving Partnership	1.01
Tax or Taxes	11.01
Tax Returns	11.01
TCC	11.01
TCC Liability Amount	11.01
TCC Merger Agreement	11.01
TCC Merger Consideration	11.01
TCC Merger Transaction	11.01
Total Consideration	11.01
Transaction Expenses	11.01
Transfer Taxes	10.06
Treasury Regulations	11.01
Trust Units	11.01
TWP LLC	11.01
Unclaimed Property Amount	11.01
WARN	4.12
Yell	Preamble

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, independent contractors, customers or suppliers of the Partnership and its Subsidiaries, shall be issued or made by any party hereto without the joint approval of Buyer, Merger Sub and the Representative, unless required by applicable law or the rules of any stock exchange or self-regulatory organization, in which case, to the extent reasonably practicable, Buyer, Merger Sub and the Representative shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication and the parties shall work together in good faith to reach an agreement on the content of any such press release, announcement or communication. Notwithstanding the foregoing, (i) Buyer and the Sellers and each of their Affiliates shall be permitted to disclose at any time the financial aspects of the transactions described herein in connection with communications with their respective limited partners, financing sources, employees, agents, advisors, partners and potential partners or to the extent reasonably required in the ordinary course of their business, so long as, prior to any such disclosure, the disclosing party shall inform the Person to which such disclosure is to be made of the confidential nature of such disclosure and (ii) any party hereto shall be permitted to publish a “tombstone” or similar advertisement after the Closing, provided such does not disclose the amount of consideration paid by Buyer under this Agreement and the related agreements.

12.02 Expenses. Except as otherwise expressly provided herein, the Partnership, Buyer and Merger Sub shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that, Buyer and Merger Sub shall pay all Transaction Expenses as provided in Section 2.05(d).

12.03 Notices. Except as may be otherwise provided herein, all notices, requests, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when received when sent by facsimile at the applicable facsimile number set forth below, (c) one day after deposit with Federal Express or similar overnight courier service or (d) three days after being mailed by first class mail, return receipt requested. Notices, requests, demands and communications to Yell, Buyer, Merger Sub, the Partnership and the Representative shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to Yell, Buyer or Merger Sub:

Yell Group Plc

Queens Walk

Oxford Road

Reading

RG1 7PT

Attn:     Howard Rubenstein

              Corporate Secretary and General Counsel

Facsimile No.: 44-118-957-5806

Yellow Book USA, Inc.

398 EAB Plaza

Uniondale, New York 11556-0398

Attn:     William F. Kracklauer

              Vice President

Facsimile No.: (516) 730-1910

with a copy to (which shall not constitute notice to Buyer or Merger Sub):

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attn:     Craig W. Adas

Facsimile No.: (650) 802-3100

Notices to the Representative:

TWP Rep Co., LLC

c/o Thomas H. Lee Partners

100 Federal Street, 35th Floor

Boston, Massachusetts 02110

Attn:     Scott A. Schoen

              Charles A. Brizius

Facsimile No.: (617) 227-3514

with a copy to (which shall not constitute notice to the Representative):

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attn:     Richard W. Porter, P.C.

              Douglas D. Timmer

Facsimile No.: (312) 861-2200

Notices to the Partnership (prior to the Closing):

TransWestern Holdings, L.P.

8344 Clairemont Mesa Boulevard

San Diego, California 92111

Attn:     Ricardo Puente

              Joan Fiorito

Facsimile No.: (858) 467-6022

with copies to (which shall not constitute notice to the Partnership):

Thomas H. Lee Partners

100 Federal Street, 35th Floor

Boston, Massachusetts 02110

Attn:     Scott A. Schoen

              Charles A. Brizius

Facsimile No.: (617) 227-3514

Kirkland & Ellis LLP

East Randolph Drive

Chicago, Illinois 60601

Attn:     Richard W. Porter, P.C.

              Douglas D. Timmer

Facsimile No.: (312) 861-2200

Notices to the Partnership (following the Closing):

TransWestern Holdings, L.P.

c/o Yellow Book USA, Inc.

398 EAB Plaza

Uniondale, New York 11556-0398

Attn:     William F. Kracklauer

              Vice President

Facsimile No.: (516) 730-1910

with a copy to (which shall not constitute notice to the Partnership):

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attn:     Craig W. Adas

Facsimile No.: (650) 802-3100

12.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties, except (a) for assignments and transfers by operation of law, (b) Buyer and Merger Sub may assign any or all of their rights, interests and obligations hereunder to one or more direct or indirect subsidiaries, provided that in such case Buyer and Merger Sub shall remain responsible for the performance of their respective obligations hereunder and (c) Buyer and Merger Sub may assign any or all of their rights, interests and obligations hereunder to any bank, agent for a lenders syndicate or other lender to Buyer and Merger Sub or any of their Affiliates or subsidiaries for collateral security.

12.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.06 Third Party Beneficiaries. Article II and Sections 7.03 and 7.04 are intended for the benefit of, and shall be enforceable by, the Sellers. Section 7.06 is intended for the benefit of,

and shall be enforceable by, the beneficiaries of the Equity Trust and the intended recipients of the Other Benefits. Section 7.02 is for the benefit of, and shall be enforceable by, the Indemnified Individuals. Section 10.07 is intended for the benefit of, and shall be enforceable by, the Seller Group and Kirkland & Ellis LLP. Unless expressly stated herein to the contrary, no other third-party beneficiary shall have any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement.

12.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months, unless otherwise stated. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement.

12.08 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

12.09 Amendment and Waiver. Any provision of this Agreement or the schedules or exhibits may be amended or waived only in a writing duly authorized and signed by Buyer and Merger Sub, the Partnership and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision.

12.10 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement and the schedules and exhibits hereto) contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.12 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of New York, County of New York or the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto irrevocably submits itself in respect of its property, generally and unconditionally to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties hereto irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the proceeding sentence.

12.13 Waiver of Trial by Jury. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

PARTNERSHIP:

TRANSWESTERN HOLDINGS, L.P.

By: TransWestern Communications Company, Inc. Its: General Partner

By:

Name:

Its:

BUYER:

YELLOW BOOK USA, INC.

By:

Name:

Its:

MERGER SUB:

TAPESTRY ACQUISITION, LLC

By:

Name:

Its:

[Signature Page to Agreement and Plan of Merger]

REPRESENTATIVE (for the limited purposes stated herein only):

TWP REP CO., LLC

By: Thomas H. Lee Equity Fund V, L.P. Its: Managing Member

By: THL Equity Advisors V, LLC Its: General Partner

By: Thomas H. Lee Partners, L.P. Its: General Partner

By: Thomas H. Lee Advisors, LLC Its: General Partner

By:

Name:

Its:

YELL (for the limited purposes stated herein only):

YELL GROUP PLC

By:

Name:

Its:

[Signature Page to Agreement and Plan of Merger]